CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam High Yield Advantage Fund:

We consent to the use of our report dated November 30, 2009 to the Putnam High Yield Advantage Fund, included herein, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 25, 2010